                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                       NOTIFICATION OF AMENDMENT NO. 5 TO
                   REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration statement under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information: ______________________________

Name:*    MORGAN STANLEY SELECT EQUITY TRUST (AND
          SUBSEQUENT TRUSTS AND SIMILAR SERIES OF TRUSTS)

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                           c/o MORGAN STANLEY DW INC.
                           Two World Trade Center
                           New York, New York  10048

________
*FORMERLY: MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
(AND SUBSEQUENT TRUSTS AND SIMILAR SERIES OF TRUSTS)

Telephone Number (including area code):  (212) 392-2222

Name and address of agent for service of process:

                           MICHAEL BROWNE
                           MORGAN STANLEY DW INC.
                           80 Pine Street
                           New York, New York  10048

                                    Copy to:
                                    KENNETH W. ORCE, ESQ.
                                    CAHILL GORDON & REINDEL
                                    80 Pine Street
                                    New York, New York  10005

Check Appropriate Box:

Registrant is filing Amendment No. 5 to Form N-8B-2 pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
               ____                            ____
         YES  / X /                      NO   /   /

                                    SIGNATURE

          Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the registrant has caused this Notification of Amendment of Registration to be duly signed on behalf of the registrant in the City and State of New York on the 30th day of March, 2001.

                                       MORGAN STANLEY SELECT EQUITY TRUST
                                       (AND SUBSEQUENT TRUSTS AND SIMILAR
                                       SERIES OF TRUSTS) (Registrant)

                                       By: MORGAN STANLEY DW INC.
                                              (Sponsor/Depositor)

                                       By:  /s/Thomas Hines
                                               Thomas Hines
                                               Vice President